EXHIBIT 23.1
                                                                    ------------





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We have issued our reports dated March 10, 2005 accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the annual report of Westbank Corporation and subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Westbank Corporation on Form S-3D (File No. 333-103505 effective February 28, 2003) and on Forms S-8 (File No. 333-115734 effective May 21, 2005; File No. 333-96943 effective July 23, 2002, File No. 333-96941 effective July 23, 202 and File No 333-53831 effective May 28, 1998).



Grant Thornton LLP
Boston, Massachusetts
March 10, 2005